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                                                                      EXHIBIT 21

                            SUBSIDIARY OF NEW VALLEY

     The following is a list of the active subsidiary of New Valley as of March 11, 2004, indicating the jurisdiction of incorporation and the name under which such subsidiary conducts business.

NAME OF BUSINESS (% OWNERSHIP)                          JURISDICTION OF INCORPORATION
------------------------------                          -----------------------------
ALKI Corp. (100%).....................................            Delaware

     Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.